UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 13, 2010

FMC CORPORATION

(Exact name of registrant specified in its charter)

Delaware	1-2376	94-0479804
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1735 Market Street, Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (215) 299-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 13, 2010, FMC Finance, B.V. (the “Borrower”), FMC Corporation (the “Company”), and FMC Chemicals Netherlands, B.V. (the “European Parent”) executed Amendment No. 1 (“Amendment No. 1”) to the Amended and Restated Credit Agreement, dated as of February 21, 2008, with certain lenders party thereto and Citibank International plc, as administrative agent for the lenders (the “Credit Agreement” and as amended by Amendment No. 1, the “Amended Credit Agreement”). The European Parent is a Dutch company and a direct wholly owned subsidiary of the Company. The Borrower is a Dutch company and a direct wholly owned subsidiary of the European Parent. The obligations of the Borrower under the Amended Credit Agreement are guaranteed by the Company and the European Parent.

The Amended Credit Agreement provides for an unsecured revolving credit facility in the amount of €220,000,000, equivalent to approximately US $292,072,000. Borrowings may be denominated in euros or U.S. dollars. There are currently no outstanding borrowings under the Amended Credit Agreement, so the full amount is available to be drawn for the Borrower’s general corporate purposes. The financial and other covenants in the Amended Credit Agreement are the same as those contained in the Credit Agreement.

Amendment No. 1 extends the maturity date of the Credit Agreement from December 16, 2010 to August 28, 2012 (the “Maturity Date”), which corresponds to the maturity date of the Company’s separate $600,000,000 credit agreement with a syndicate of domestic banks with Citibank, N.A., as administrative agent. The Borrower is required to pay an extension fee of 0.10% on the total amount that may be borrowed under the Amended Credit Agreement. Amounts under the Amended Credit Agreement may be borrowed, repaid and reborrowed from time to time until the Maturity Date.

Loans under the Amended Credit Agreement bear interest at a eurocurrency base rate, which for loans denominated in euros is the Euro Interbank Offered Rate, and for loans denominated in dollars is the average rate at which deposits in dollars are offered by the principal offices of the lenders under the Amended Credit Agreement in London to major banks in the London interbank market, as further described in the Amended Credit Agreement, in each case plus a margin, if applicable. The applicable margin is subject to adjustment based on the ratings assigned to the Company by each of Moody’s Investors Services, Inc. (“Moody’s”) and Standard & Poor’s Rating Services (“S&P”). Amendment No. 1 increases the applicable margin. Calculated based on the Company’s current ratings of Baa1 (stable) by Moody’s and BBB+ (stable) by S&P, the applicable margin is initially set at 1.75% under the Amended Credit Agreement.

Under the Amended Credit Agreement, the Borrower is required to pay an unused commitment fee on the difference between the total amount of the Amended Credit Agreement and the amount borrowed or otherwise utilized by the Borrower. Amendment No. 1 increases the unused commitment fee. Initially, the unused commitment fee is 0.225% under the Amended Credit

Agreement and is subject to adjustment in the same manner as the applicable margin described above.

The foregoing does not constitute a complete summary of the terms of the Amended Credit Agreement and reference is made to the complete text of Amendment No. 1, which is filed as Exhibit 10.1 to this Form 8-K and to the Credit Agreement, which is filed as Exhibit 10.3b to the Company’s Annual Report on Form 10-K filed on February 25, 2008.

Some of the lenders under the Amended Credit Agreement and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, investment banking, trust and leasing services. In addition, the Company and its subsidiaries have entered into interest rate, foreign exchange and energy derivative arrangements with some of the lenders and their affiliates.

Item 2.03.	Creation of a Direct Financial Obligation of a Registrant.

The disclosures required by this item are included in Item 1.01 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment No. 1 to Credit Agreement, dated as of August 13, 2010, among FMC Finance, B.V., as borrower, FMC Corporation and FMC Chemicals Netherlands, B.V., as guarantors, the lenders party thereto and Citibank International plc, as agent for the lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMC Corporation

Date: August 13, 2010	By:	/S/ THOMAS C. DEAS, JR.
	Name:	Thomas C. Deas, Jr.
	Title:	Vice President and Treasurer

Exhibit Index

Exhibit No.	Exhibit Description
10.1	Amendment No. 1 to Credit Agreement, dated as of August 13, 2010, among FMC Finance, B.V., as borrower, FMC Corporation and FMC Chemicals Netherlands, B.V., as guarantors, the lenders party thereto and Citibank International plc, as agent for the lenders.